Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

WashingtonFirst Bankshares, Inc.
Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 22, 2013, relating to the consolidated financial statements of WashingtonFirst Bankshares, Inc which are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

BDO USA, LLP

Richmond, VA

December 18, 2013